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                                                                   Exhibit 10.23


                          FORM OF AMENDED AND RESTATED

                              EMPLOYMENT AGREEMENT



                  AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this
"Agreement"), dated as of _________ __, 1996, by and between ProSource Services Corporation (the "Company"), and Thomas C. Highland (the "Employee").

                                    RECITALS

                  WHEREAS, the Company (f/k/a BKDA Corporation) and the Employee are parties to an Employment Agreement, dated July 1, 1992 (the "Original Agreement").

                  WHEREAS, the Employee has received consulting fees from Onex Management U.S. Inc. ("Onex") pursuant to an informal agreement between the Employee and Onex (the "Onex Consulting Arrangement").

                  WHEREAS, the Company and the Employee desire to amend and restate in its entirety the Original Agreement as hereinafter provided.

                  WHEREAS, Onex and the Employee desire to terminate the Onex Consulting Arrangement.

                  NOW, THEREFORE, the parties agree as follows:

                  1. EFFECTIVENESS AND EMPLOYMENT. The Company shall employ the Employee and the Employee shall be employed by the Company as of the date of this Agreement (the "Commencement Date").

                  2. TERM. The term of this Agreement and the employment of the Employee hereunder shall commence as of the Commencement Date, continue until July 1, 1997, and automatically shall be extended for an unlimited number of successive one-year periods unless terminated (a) by the Company or the Employee effective as of July 1, 1997 or any subsequent
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anniversary thereof upon the giving of written notice of such party's intention to terminate on or before January 1 of the year in which such employment is to terminate, or (b) as provided in Section 5.

                  3. POSITIONS AND DUTIES; PLACE OF PERFORMANCE.

                           (a) POSITIONS AND DUTIES. The Employee shall be
employed as President of the Company and shall have the duties, responsibilities and authority as may from time to time be assigned to him by the Company's Board Of Directors (the "Board") that are consistent with and normally associated with such position and, without additional compensation, shall serve as a member of the Board and a member of the board of directors of ProSource, Inc. (f/k/a Onex Distribution, Inc.) ("ProSource") and shall hold such offices at ProSource and its subsidiaries as ProSource's board of directors determines. The Employee shall devote substantially all of his business time, effort, and energies exclusively to the business of the Company, ProSource and its other subsidiaries, and shall not serve as an active principal or a director or officer of any other company or entity without the prior written consent of the Board, except that the Employee may serve, without such consent, as a director or officer of any company on the board of which he is currently serving and of any trade association, civic, educational or charitable organization unless the Board determines that such service interferes with the performance of Employee's duties hereunder.

                           (b) PLACE OF PERFORMANCE. The Employee shall be based
in the Miami, Florida metropolitan area, except for required travel on the Company's business.


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                  4. COMPENSATION AND BENEFITS.

                           (a) BASE SALARY. Effective as of the Commencement
Date, the Company shall pay the Employee a base salary at the rate of $425,000 per year through December 31, 1996 and thereafter at the rate of $450,000 per year (the "Base Salary"), payable in accordance with the Company's normal payroll practices for senior executives. The Board shall review the Base Salary annually; Employee shall be entitled to such increases in his Base Salary as may be determined from time to time by the Board or pursuant to its delegation. If the Base Salary is increased, the new salary shall thereafter constitute the "Base Salary" for purposes of this Agreement.

                           (b) BONUSES. In addition to Base Salary, the Employee
may receive a cash bonus. The bonus shall be determined in accordance with any applicable executive management bonus or incentive compensation plan in effect at the date of determination or, if no such plan is in effect, by the Board or the appropriate committee thereof, in its sole discretion.

                           (c) OTHER BENEFIT PLANS AND FRINGE BENEFITS. The
Employee shall be eligible to (i) participate in ProSource's Amended and Restated Management Option Plan (1995) and 1996 Stock Option Plan, (ii) participate in all employee benefit plans maintained by the Company for its senior management executives during the employment term, (iii) receive all fringe benefits for which his status and level of employment qualify him in accordance with the Company's usual plans, policies, and arrangements, and (iv) be reimbursed for up to $6,000 for actual expenses incurred for, among other things, financial consulting and tax planning and preparation services and legal advice.


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                           (d) VACATION. Employee shall be entitled to four
weeks of paid vacation annually. Employee shall determine, in his reasonable discretion, the timing of such vacation.

                           (e) AUTOMOBILE. During the term of his employment,
the Company shall pay to Employee on a monthly basis an amount equal to $1,500 to cover the monthly cost of an automobile of his choice and related expenses, including insurance on, maintenance of, and fuel for, the automobile.

                           (f) INITIATION FEES/CLUB DUES. The Employee shall
receive $7,000 each year for club memberships, including country clubs, luncheon clubs, health clubs, and airline travel clubs.

                  5. TERMINATION.

                           (a) COMPENSATION AND BENEFITS. Except as otherwise
provided in this Section or Section 7, upon termination of the Employee's employment hereunder, his right to compensation hereunder shall cease except that the Employee shall be entitled to receive his Base Salary and benefits up to the Date of Termination (as defined in Section 5(e)) or for the period required by law, except that any bonus payable pursuant to Section 4(b) shall be prorated to the Date of Termination.

                           (b) DEATH AND DISABILITY. The Employee's employment
hereunder shall terminate upon his death and may be terminated by the Company due to Employee's Disability. For purposes of this Agreement, "Disability" shall mean the determination by the Board that the Employee is physically or mentally incapacitated and has been unable for a period of six consecutive months, or for shorter periods aggregating six months in any period of 12

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consecutive months, to perform the duties for which he was responsible immediately before the onset of his incapacity. To assist the Board in making such a determination, the Employee shall, as reasonably requested by the Board,
(i) make himself available for medical examinations, without cost to the Employee, by a physician chosen by the Board and approved by the Employee, whose approval shall not unreasonably be withheld, and (ii) grant the Board and any such physician access to all relevant medical information concerning him, arrange to furnish copies of medical records to such physician, and use his best efforts to cause his own physicians to be available to discuss his health with such physician. The determination of the physician chosen in accordance with the preceding sentence shall be final and binding on the Company and the Employee.

                           (c) TERMINATION BY THE COMPANY FOR CAUSE. The
Employee's employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) the Employee's conviction of a crime involving actual dishonesty against the Company or any of its affiliates, (ii) gross negligence or gross misconduct by the Employee against the Company or another employee, or in carrying out his duties and responsibilities, or (iii) a breach of the provisions of Section 6(a) or (b) hereof that is harmful to the Company or any of its affiliates. In any case described in this Section 5(c), the Board shall give the Employee written notice, in accordance with Section 5(e), that the Company intends to terminate his employment for Cause (the "Preliminary Cause Notice"). The Preliminary Cause Notice shall specify the particular act or acts or failure to


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act that is or are the basis for the decision to so terminate the Employee's employment for Cause. The Board shall give the Employee an opportunity to meet with the Board to defend such act or acts or failure to act within 30 calendar days of Employee's receipt of such notice and to correct such act or failure to act within 30 business days following such meeting. If the Employee fails to correct such act or failure to act within the 30 business days following the meeting, the Employee's employment by the Company shall be terminated under this
Section 5(c) for Cause as of the Date of Termination.

                           (d) COMPENSATION UPON TERMINATION WITHOUT CAUSE OR
FOR DISABILITY.

                           (i) If the Company terminates the Employee's employment hereunder without Cause or for disability in accordance with
         Section 5(b):

                           (A) In addition to the amounts paid to the Employee pursuant to Section 5(a), in lieu of any further salary payments to the Employee for any period subsequent to the Date of Termination, the Company shall pay to the Employee, during the eighteen-month period commencing on the Date of Termination, an amount equal to 150% of the sum of (1) of Employee's annual Base Salary in effect as of the Date of Termination plus (2) a cash bonus in an amount equal to the pro rata portion of the actual incentive payment that Employee would have received under the management incentive plan for the year in which the Date of Termination occurs but for Employee's termination. Except as provided in Section 7, the amount described in clause (1) of this Paragraph (A) shall be paid in substantially equal monthly payments during the 18-month period following the Date of Termination, except that the Company may determine, in its sole discretion, to pay such amount (or any portion remaining during such period if periodic payments have commenced) in a single lump sum in cash or, if so requested by the


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         Employee, in two lump sums. The amount described in clause (2) of this
         Paragraph (A) shall be paid at the same time as payments are or would have been made under the incentive plan in effect on the Date of Termination.

                  (B) For the 18 months following the Date of Termination, the Company shall continue to provide the Employee (and his eligible dependents, if any) with (1) group health and life insurance benefits and long-term disability insurance coverage (or the economic equivalent thereof) at the level in effect on the Date of Termination, (2) the perquisite allowance referred to in Section 4(c)(iv), and (3) the benefits referred to in Sections 4(e) and 4(f); provided that if the Employee is employed by another employer within such 18-month period such benefits and insurance coverage shall cease except for insurance coverage for conditions existing on the date of employment by an employer other than the Company, and further provided that, at the expiration of the extended period of insurance coverage provided under this clause (i)(B), the Employee (and his eligible dependents, if any) shall be entitled to the full period of coverage provided him under
         Section 4980B of the Internal Revenue Code of 1986, as amended, unless other employment has been obtained.

                  (C) The Company shall reimburse Employee for actual costs incurred in seeking reemployment, including costs of outplacement, services up to a maximum of $25,000.

                  (D) Unless Employee has in fact vested under any retirement plan then in effect, Employee shall be deemed to have been employed by the Company for the minimum number of years required to vest under such plans.

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                           (e) NOTICE OF TERMINATION; DATE OF TERMINATION. Any
termination of the Employee's employment, other than by reason of his death, shall be communicated by the terminating party by a written notice of termination (the "Notice of Termination"). The Notice of Termination shall (i) indicate the specific termination provision in this Agreement upon which the termination is based, (ii) set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated, and (iii) specify the Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean
(i) if the Employee's employment is terminated by his death, the date of his death, and (ii) in all other cases, the later of the date of actual receipt of the Notice of Termination and the date specified in such notice. The Date of Termination shall not occur prior to the completion of the cure period described in Section 5(c) if termination is for Cause.

                  6. COVENANTS.

                           (a) CONFIDENTIALITY. The Employee acknowledges that
he has acquired and will acquire confidential information respecting the business of the Company. Accordingly, the Employee agrees that he will not willfully disclose, at any time (during the employment term or thereafter), any such confidential information to any unauthorized third party without the consent of the Company as authorized by the Board. For this purpose, information shall be considered confidential only if such information is proprietary to the Company and has not been made publicly available prior to its disclosure by the Employee. There shall be no breach of this Section 6(a) if the disclosure does not have an adverse effect on the Company's business or operations, or otherwise harm or damage the Company.


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                           (b) COMPETITIVE ACTIVITY. (i) If Employee's
employment hereunder is terminated, Employee shall not, without the written consent of the Board, during the eighteen month period following the Date of Termination, directly, individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business operation or any enterprise that is in direct competition with the Company. The ownership of an interest constituting not more than 1% of the outstanding debt or equity in a corporation the shares of which are traded on a recognized stock exchange or trade in the over-the-counter market, even though that corporation may be a competitor of the Company or any of its subsidiaries, shall not be deemed financial participation in a competitor.

                  (ii) The Employee shall not, without the written consent of the Board, during the employment term and for eighteen months following the Date of Termination, directly or indirectly, either for his own benefit or for the benefit of any other person, solicit to take away, or take away any customers doing business with the Company on the Date of Termination or who were being solicited to become customers as of the Date of Termination or recruit, induce, or encourage any employee of the Company or any affiliate of the Company to terminate such employee's employment with the Company or such affiliate, except that nothing herein shall prohibit the Employee from giving a reference or a recommendation to any third party with respect to any such employee.

                           (c) REMEDY FOR BREACH AND MODIFICATION. The Employee
acknowledges that the provisions of this Section 6 are reasonable and necessary for the protection of the Company and that the Company will be irrevocably damaged if such provisions are not specifi-


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cally enforced. Accordingly, the Employee agrees that, in addition to any other relief or remedies available to the Company, the Company shall be entitled to seek and obtain an appropriate injunction or other equitable remedy from a court with proper jurisdiction for the purposes of restraining the Employee from any actual or threatened breach of such provisions, and no bond or security will be required in connection therewith. If any provision of this Section 6 is deemed invalid or unenforceable, such provision shall be deemed modified and limited to the extent necessary to make it valid and enforceable.

                  7. SECTION 280G PAYMENTS. If the aggregate present value of the Employee's payments under this Agreement, and any plan, program, or arrangement maintained by the Company constitutes an "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the "Code")) and the excise tax on such payment would cause the net parachute payments (after taking into account federal, state and local income and excise taxes) to which the Employee otherwise would be entitled to be less than what the Employee would have netted (after taking into account federal, state and local income taxes) had the present value of his total parachute payments equaled $1.00 less than three times his "base amount" (within the meaning of Code Section 280(G)(b)(3)(A)), the Employee's total "parachute payments" (within the meaning of Code Section 280G(b)(2)(A)) shall be reduced (by the minimum possible amount) so that their aggregate present value equals $1.00 less than three times such base amount. For purposes of this calculation, it shall be assumed that the Employee's tax rate will be the maximum marginal federal, state and local income tax rate on earned income, with such maximum federal rate to be computed with regard to Code Section 1(g), if applicable. If the Employee and the Company are unable to agree as to the amount of the


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reduction described above, if any, the Employee shall select a law firm or accounting firm from among those regularly consulted (during the twelve-month period immediately prior to the change in control that resulted in the characterization of the payments as parachute payments) by the Company regarding federal income tax or employee benefit matters and such law firm or accounting firm shall determine the amount of such reduction and such determination shall be final and binding upon the Employee and the Company.

                  8. INDEMNIFICATION. The Company shall indemnify, defend, and hold the Employee harmless, to the maximum extent permitted by law, from any and all claims, litigation, or suits arising out of the activities of the Employee reasonably taken in the performance of his duties hereunder, including all reasonable expenses and professional fees that may relate thereto. The Company shall obtain a directors and officers liability insurance policy covering the Employee in a sufficient amount to provide such indemnification if such coverage is available on commercially reasonable terms and shall maintain such policy during the employment term (and for so long thereafter as is practicable in the circumstances taking into account the availability of such insurance).

                  9. TERMINATION OF ONEX CONSULTING ARRANGEMENT. Onex and the Employee agree that the Onex Consulting Arrangement is hereby terminated.


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                  10. MISCELLANEOUS.

                           (a) GOVERNING LAW. This Agreement shall be governed
by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed in that State.

                           (b) NOTICE. Any notice, consent, request or other
communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:

                                    To the Employee, to his attention at:



                                    7120 Lago Drive West
                                    Coral Gables, Florida 33134
                                    Telephone: (305) 667-6740
                                    Telecopy:  (305) 669-0671



                                    To the Company:



                                    ProSource Services Corporation
                                    550 Biltmore Way, 10th Floor
                                    Coral Gables, Florida 33134
                                    Attention: Chairman of the Board
                                    Telephone: (305) 529-2500
                                    Telecopy:  (305) 529-2573


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                                    To Onex:


                                    Onex Management U.S. Inc.
                                    161 Bay Street
                                    49th Floor
                                    P.O. Box 700
                                    Toronto, Ontario
                                    M5J 2S1
                                    Canada
                                    Attention: Anthony R. Melman
                                               Vice President
                                    Telephone: (416) 362-7711
                                    Telecopy: (416) 362-5765



                                    With copies (in the case of notices to the
                                           Employee or the Company) to:



                                    Anthony R. Melman
                                    Vice President
                                    Onex Corporation
                                    161 Bay Street
                                    49th Floor
                                    P.O. Box 700
                                    Toronto, Ontario
                                    M5J 2S1
                                    Canada
                                    Telephone: (416) 362-7711
                                    Telecopy:  (416) 362-5765



                                    Joel I. Greenberg, Esq.
                                    Kaye, Scholer, Fierman, Hays & Handler, LLP
                                    425 Park Avenue
                                    New York, New York  10022
                                    Telephone: (212) 836-8201
                                    Telecopy:  (212) 836-8689

                           (c) ENTIRE AGREEMENT; AMENDMENT. This Agreement shall
supersede any and all existing agreements between the Employee and the Company or any of its affiliates and the Employee and Onex or any of its affiliates relating to the terms of the


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Employee's employment during the employment term. It may not be amended except by a written agreement signed by both parties.

                           (d) WAIVER. The failure of a party to insist upon
strict adherence to any term of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                           (e) ASSIGNMENT. Except as otherwise provided in this
Section 9(e), this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by the Employee and shall be assignable by the Company only to any corporation or other entity resulting from the reorganization, merger, or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged, or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange, or transfer (the provisions of this sentence also being applicable to any successive such transaction).

                           (f) HEADINGS. Section headings are used herein for
convenience of reference only and shall not affect the meaning of any provision of this Agreement.

                           (g) RULES OF CONSTRUCTION. Whenever the context so
requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa.


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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.



                                         By and on behalf of


                                         PROSOURCE SERVICES CORPORATION



                                         By:   ______________________________

                                               David R. Parker
                                               Chairman of the Board


                                         THOMAS C. HIGHLAND




                                         ____________________________________


                                         For Purposes of Section 9 only:


                                         ONEX MANAGEMENT U.S. INC.




                                         By:   ______________________________

                                               Name:
                                               Title:


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